Exhibit 99.1
810 Crescent Centre Drive, Suite 320
Franklin, TN 37067
office 615.263.9500 fax 615.383.8830

FOR IMMEDIATE RELEASE	Contact:	Aimee Punessen,
Investor Relations
615.236.7454
CIVITAS REPORTS 2007 1st QUARTER EARNINGS
FRANKLIN, Tenn. (May 2, 2007) — Civitas BankGroup (NASDAQ/GM:CVBG) reported net income of $2.1 million for the first quarter 2007. The quarter’s results were positively impacted by the sale of the company’s 50% ownership position in Insurors Bank of Tennessee, offset in part by increased non-interest expense related to the company’s pending merger with Greene County Bancshares, Inc.
Net income for the first quarter 2007 included a $1.0 million (after tax) gain related to the company’s sale of its interest in Insurors Bank of Tennessee. Total net income for the first quarter 2006 was $3.2 million, including a $2.1 million after tax gain from the sale of the company’s 50% interest in Murray (Kentucky) Bank.
For the fourth quarter 2006, Civitas BankGroup earned $1.2 million from continuing operations.
Loans, deposits, and assets have all grown at Cumberland Bank when compared to the comparable period in 2006. Compared to March 31, 2006, loans have increased $126.9 million (25.0%) and deposits have increased $106.7 million (17.0%). Assets totaled $893.2 million at March 31, 2007, up 14.1% over the prior year.
The level of non-performing assets improved in the first quarter of 2007, ending at $2.2 million, down from $2.6 million at March 31, 2006.
During the first quarter of 2007, Civitas BankGroup announced its proposed merger with Greene County Bancshares, Inc. in Greeneville, Tennessee. Pending regulatory and shareholder approval, the merger is expected to close during the second quarter of 2007.
Civitas BankGroup is a bank holding company operating in Middle Tennessee through Cumberland Bank.

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Additional Information and Where to Find It
In connection with the proposed merger, Greene County Bancshares and Civitas BankGroup has filed a joint proxy statement/prospectus with the SEC.
INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT GREENE COUNTY BANCSHARES, CIVITAS BANKGROUP AND THE PROPOSED TRANSACTION.
Investors and security holders may obtain free copies of these documents once they are available through the website maintained by the SEC at http://www.sec.gov. Free copies of the joint proxy statement/prospectus also may be obtained by directing a request by telephone or mail to Greene County Bancshares, 100 North Main Street, Greeneville, TN 37743, Attention: James E. Adams (423) 278-3050, or Civitas BankGroup, 4 Corporate Centre, 810 Crescent Centre Drive, Suite 320, Franklin, TN 37067, Attention: Lisa L. Musgrove (615) 234-1232.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
Participants in the Solicitation
The directors and executive officers of Greene County Bancshares and Civitas BankGroup may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information about Greene County Bancshares’s directors and executive officers is contained in the proxy statement filed by Greene County Bancshares with the Securities and Exchange Commission on April 20, 2007, which is available on Greene County Bancshares’s web site (www.mybankconnection.com) and at the address provided above. Information about Civitas BankGroup’s directors and executive officers is contained in Amendment No. 1 to Form 10-K filed by Civitas BankGroup with the Securities and Exchange Commission on April 30, 2007, which is available on Civitas BankGroup’s website (www.civitasbankgroup.com) and at the address provided above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests by security holding or otherwise, are contained in the joint proxy statement/prospectus and other relevant material filed with the Securities and Exchange Commission.
THE STATEMENTS CONTAINED IN THIS RELEASE WHICH ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS DESCRIBING OUR FUTURE PLANS, PROJECTIONS, STRATEGIES AND EXPECTATIONS, ARE BASED ON ASSUMPTIONS AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND OUR CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED DUE TO OUR ABILITY TO SUCCESSFULLY CONSUMATE THE MERGER WITH GREENE COUNTY BANCSHARES, INC, CHANGES IN INTEREST RATES, COMPETITION IN THE INDUSTRY, CHANGES IN LOCAL AND NATIONAL ECONOMIC CONDITIONS AND VARIOUS OTHER FACTORS. ADDITIONAL INFORMATION CONCERNING SUCH FACTORS, WHICH COULD AFFECT US, IS CONTAINED IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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Civitas BankGroup, Inc.
(all dollars in thousands)
(unauditied)

	March 31,	December 31,
	2007	2006	% Change
Balance Sheet Summary
Assets
Cash and Cash Equivalents	$22,976	$20,385	12.7%
Federal Funds Sold & Interest Bearing Deposits	776	18,223	-95.7%
Investment Securities	207,000	209,856	-1.4%
Loans	635,154	618,283	2.7%
Allowance for Loan Losses	(6,679)	(6,298)	6.0%

Net Loans	628,475	611,985	2.7%
Fixed Assets	14,664	14,875	-1.4%
Foreclosed Properties	356	352	1.1%
Other Assets	18,925	22,490	-15.9%

Total Assets	$893,172	$898,166	-0.6%

Liabilities and Shareholders’ Equity
Deposits	$735,247	$732,520	0.4%
Subordinated Debentures	17,000	17,000	0.0%
Repurchase Agreements and Other Borrowings	79,856	88,906	-10.2%
Other Liabilities	4,640	5,795	-19.9%
Shareholders’ Equity	56,429	53,945	4.6%

Total Liabilities, Equity	$893,172	$898,166	-0.6%

Common Book Value per Share	3.53	3.39	4.2%

Civitas BankGroup, Inc.
(all dollars in thousands except per share data)
(unaudited)

	Three Months Ended March 31,
	2007	2006	% Change
Income Statement
Interest Income	$15,008	$11,664	28.7%
Interest Expense	8,711	6,015	44.8%

Net Interest Income	6,297	5,649	11.5%
Provision for Loan Losses	442	328	34.8%
Non-Interest Income	2,987	4,899	-39.0%
Non-Interest Expense	5,459	5,199	5.0%

Income Before Taxes	3,383	5,021	-32.6%
Income Taxes	1,238	1,820	-32.0%

Net Income	$2,145	$3,201	-33.0%

Per Share Data
Income — Basic	$0.13	$0.20	-33.3%
Income — Diluted	0.13	0.20	-32.9%

Weighted Average Shares Outstanding
Basic	15,934,099	15,857,162	0.5%
Diluted	16,179,849	16,197,947	-0.1%

Civitas BankGroup, Inc.
(all dollars in thousands)
(unauditied)

	Three Months Ended
	March 31,
	2007	2006
Average Balances
Loans	$627,802	$495,339
Investment Securities	208,947	204,287
Earning Assets	854,862	708,096
Total Assets	893,768	762,601

Demand Deposits	$70,143	$58,360
Interest-Bearing Deposits	661,348	554,395
Total Deposits	731,491	612,755
Shareholders’ Equity	54,697	47,678

Key Performance Ratios — Continuing Operations (annualized)
Return on Average Assets	0.96%	1.68%
Return on Average Equity	15.69%	26.86%
Net Interest Margin	2.99%	3.24%
Efficiency Ratio	58.80%	49.29%

Asset Quality Data — Continuing Operations
Nonperforming Assets	2,229	2,590
Allowance for Loan Losses	6,679	5,041
Net Charge-Offs	61	52

Nonperforming Assets to Period- End Loans	0.35%	0.51%
Allowance for Loan Losses to Period-End Loans	1.05%	0.99%
Net Charge-Offs to Average Loans	0.04%	0.04%